Exhibit 4.1

SOUTHWESTERN ENERGY COMPANY

401(k) SAVINGS PLAN

Effective January 1, 2009

i

(Continued)

(Continued)

(Continued)

ARTICLE I

INTRODUCTION

The Southwestern Energy 401(k) Savings Plan (the “Plan”) was originally adopted effective June 1, 1988, and was most recently amended and restated effective January 1, 2008, with subsequent amendments thereto. The Plan is designed to be a tax-qualified plan under Code Sections 401(a) and 401(k), and its associated Trust is intended to be a tax-exempt trust under Code Section 501(a). This amendment and restatement of the Plan shall be effective January 1, 2009 (the “Effective Date”).

Except as otherwise provided herein or under the terms of a duly executed amendment to the Plan, the Plan shall apply to each Eligible Employee who earns an Hour of Service on or after January 1, 2009, and to each Participant in the Plan who maintains an Account in the Plan on and after the Effective Date. Except as otherwise provided herein, in the case of a Participant who maintains an Account in the Plan but who has not earned an Hour of Service on or after the Effective Date, the amount of such Participant’s vested benefit shall be calculated under the terms of the Plan as in effect at the time such Participant Severed from Employment with all Employers, but the provisions of the Plan shall apply to the funding, payment and administration of the Participant’s benefit.

Southwestern Energy Company entered into a Stock Sale and Purchase Agreement with SourceGas LLC, a limited liability company organized under the laws of the State of Delaware (“SourceGas”), dated as of November 9, 2007 (the “SSPA”), to sell its interest in one of its subsidiaries, Arkansas Western Gas Company, to SourceGas. Effective immediately prior to the closing of the transaction contemplated by the SSPA, the participation of Arkansas Western Gas Company as an Employer under the Plan and a Participating Employer under the plan’s trust was terminated.

ARTICLE II

DEFINITIONS

The following words and phrases, when used in the Plan and initially capitalized as set forth below, shall have the following meanings:

2.1 Accounts means a Participant’s Pre-Tax Contribution Account, Matching Contribution Account, After-Tax Contribution Account, Rollover Account and Roth Contribution Account. The Committee or Administrator may establish such sub-accounts as it deems appropriate.

2.2 Administrator means the Committee or such other person(s) appointed under Section 9.2 by the Committee to manage the day-to-day administration of the Plan.

2.3 Affiliate means the Company and (a) any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) with the Company; (b) any trade or business, whether or not incorporated, which is under common control (as defined in Code Section 414(c)) with the Company; (c) any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Code Section 414(m)) with the Company; and (d) any other entity required to be aggregated with the Company pursuant to regulations promulgated under Code Section 414(o); determined after the modifications, if any, required under Code Section 415(h).

2.4 After-Tax Contributions means the voluntary after-tax contributions previously made by a Participant to the Plan.

2.5 After-Tax Contribution Account means the account maintained for a Participant to record the amount of frozen After-Tax Contributions he or she has made to the Plan and any Investment Gain or Loss relating thereto.

2.6 Annual Additions means, for any Participant, the sum of (a) Employer or Affiliate contributions, (b) Participant contributions (other than Catch-Up Contributions) and (c) forfeitures allocated to the accounts of a Participant in the Plan and in any other tax-qualified defined contribution plan maintained by an Employer or an Affiliate with respect to a Limitation Year, as more fully described in Code Section 415(c)(2) and regulations thereunder.

2.7 Beneficiary means a person or persons (natural or otherwise) designated by a Participant in accordance with Section 6.7 to receive any death benefits payable under the Plan.

2.8 Board means the Board of Directors of the Company.

2.9 Catch-Up Contributions means the “Catch-Up” contributions made by the Participant to the Plan pursuant to Section 4.1(c).

2.10 Catch-Up Contribution Account means the account maintained for a Participant to record the amount of Catch-Up Contributions made on his or her behalf under Section 4.1(c), and any Investment Gain or Loss relating thereto. The Catch-Up Contribution Account may be a sub-account of the Pre-Tax Contribution Account.

2.11 Code means the Internal Revenue Code of 1986, as amended from time to time.

2.12 Committee means the Retirement Committee of the Board, which shall administer the Plan and be the “named fiduciary” of the Plan for purposes of ERISA (except with respect to the Company Stock Fund in the event an Independent Fiduciary is appointed pursuant to Section 9.4).

2.13 Company means Southwestern Energy Company and any business which, with the consent of the Board, succeeds to its business and adopts the Plan as its own.

2.14 Company Stock means the common stock of the Company.

2.15 Company Stock Fund means an investment fund established to invest in Company Stock and such reserves of cash or cash equivalents as are necessary to meet the liquidity needs of the fund.

2.16 Compensation means the earnings required to be reported in the Wages, Tips and Other Compensation box of Form W-2, excluding bonuses, non-regularly scheduled overtime, amounts paid in any form other than cash, auto allowances and taxable relocation payments.

The annual Compensation of a Participant that may be taken into account for any purpose under the Plan shall not exceed the limitation on compensation set forth in Code Section 401(a)(17) for any Plan Year ($230,000 for 2008), as such amount shall be adjusted for cost-of-living increases by the Secretary of the Treasury in accordance with Code Section 401(a)(17)(B).

For purposes of determining Pre-Tax Contributions under Section 4.1(a), Compensation shall include the Participant’s Compensation beginning with the date on which the Participant satisfies the participation requirements of Section 3.1 or, if the Participant authorizes Pre-Tax Contributions to the Plan at any later date, the Participant’s Compensation beginning with the pay period with respect to which such election is first effective. Notwithstanding the foregoing sentence, for the purpose of determining Matching Contributions, Compensation shall include amounts paid during the Plan Year prior to the date the Participant enters the Plan.

2.17 Computation Period means the twelve consecutive month period beginning with the date the Employee first performs an Hour of Service (the “Initial Commencement Date”), and each Plan Year beginning on or after the Employee’s Initial Commencement Date. The initial computation period beginning after a One-Year Break in Service shall be measured from the date on which the Employee again performs an Hour of Service.

2.18 Direct Rollover means a payment by the Plan to an Eligible Retirement Plan specified by the Distributee.

2.19 Disability means a disability as determined under the Company’s long-term disability plan. If a Participant does not participate in the Company’s long-term disability plan, the Participant shall have incurred a “Disability” if he or she is determined to have incurred a disability by the Social Security Administration.

2.20 Distributee means a Participant or the Spouse or former Spouse of a Participant who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), with regard to the interest of such Spouse or former Spouse.

2.21 Effective Date means January 1, 2008, which is the date on which the provisions of this amendment and restatement of the Plan become effective.

2.22 Eligible Employee means each Employee who is treated as such by the Employer for purposes of withholding federal taxes from wages and who has met the eligibility requirements of Section 3.1(a). Eligible Employee shall not include: (1) any Leased Employee; (2) any Employee whose terms of employment are covered by a collective bargaining agreement that does not provide for participation in the Plan, provided that retirement benefits have been the subject of good faith bargaining; (3) any employee or other person who performs services pursuant to a written agreement with the Employer or with a third party, unless such agreement provides for participation in the Plan; (4) any non-resident alien with no United States source income; and (5) any seasonal employee who is not scheduled to have 1,000 Hours of Service for the applicable Computation Period. If an individual who is not treated by the Employer as an employee for federal tax withholding purposes is later determined (by a court or by an agency of any government) to have been a common law employee, such determination shall have no effect on the individual’s non-entitlement to participate in the Plan.

2.23 Eligible Participant means each Eligible Employee who has met the requirements for participation in the Plan, regardless of whether he or she has authorized the Employer to make Pre-Tax Contributions on his or her behalf to the Plan.

2.24 Eligible Retirement Plan means: (a) an individual retirement account described in Code Section 408(a); (b) an individual retirement annuity described in Code Section 408(b); (c) an annuity plan described in Code Section 403(a); (d) a qualified trust described in Code Section 401(a) that accepts the Distributee’s Eligible Rollover Distribution; (e) an annuity contract described in Code Section 403(b); (f) an eligible plan under Code Section 457(b) which is maintained by a state, a political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state, which agrees to separately account for amounts transferred into such plan from the Plan; or (g) a Roth IRA described in Code Section 408A(b).

2.25 Eligible Rollover Distribution means any distribution of all or any portion of the balance to the credit of the Distributee, but does not include: (a) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated beneficiary, or for a specified period of ten years or more; (b) any distribution to the extent required under Code Section 401(a)(9); (c) the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); (d) any distribution on account of hardship as described in Section 6.9(d); and (e) any other distribution that does not qualify as an Eligible Rollover Distribution as defined in Code Section 401(a)(31).

An Eligible Rollover Distribution may include After-Tax Contributions, provided that the recipient plan agrees to separately account for such amounts, including the portion of the distribution which is includible in gross income and the portion of the distribution which is not so includible. An Eligible Rollover Distribution shall include an unpaid loan that is offset against a Participant’s total Account balance when he or she receives a distribution at Severance from Employment.

2.26 Employee means any individual employed by the Employer or an Affiliate as a common law employee. Notwithstanding the foregoing, a Leased Employee shall be deemed to be an Employee solely for purposes of determining his or her Years of Service hereunder.

2.27 Employer means the Company, Southwestern Energy Production Company, Southwestern Energy Services Company, Southwestern Midstream Services Company, DeSoto Drilling, Inc., DeSoto Gathering Company, L.L.C., Certified Title Company, and any other Affiliate that has adopted the Plan with the approval of the Board.

2.28 Entry Date means the first day of each month.

2.29 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.30 Highly Compensated means that an individual (a) was, at any time during the Plan Year for which the determination is being made or the preceding Plan Year (the “look-back year”), a five percent owner of the Employer or an Affiliate, determined as described in Code Section 416(i), or (b) had compensation (as defined in Code Section 415(c)(3)) from the Employer or an Affiliate in excess of $105,000, as adjusted by the Secretary of the Treasury in accordance with Code Section 415(d). Notwithstanding the foregoing, the Committee may elect, by Plan amendment, to limit the application of clause (b) of the preceding sentence to Employees in the top-paid group during the look-back year. For this purpose, the term “top-paid group” means the top 20% of active Employees as ranked on the basis of compensation received from the Employer or an Affiliate during the year, determined as described in Code Section 414(q).

2.31 Hour of Service means:

(a)	Performance of Duties. Each hour for which an Employee is paid or entitled to be paid for the performance of duties for an Employer or an Affiliate;

(b)	Nonworking Paid Time. Each hour for which an Employee is paid or entitled to be paid by an Employer or an Affiliate on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity, Disability, temporary layoff, jury duty, military duty or leave of absence; provided, however, no more than 501 Hours of Service shall be credited to an Employee on account of any single continuous period during which he or she performed no duties; and provided further that no credit shall be given for payments made or due under a plan maintained solely for the purpose of complying with applicable worker’s or unemployment compensation or disability insurance laws or for payments that solely reimburse an Employee for medical or medically related expenses incurred by the Employee;

(c)

Maternity and Paternity Leave. Solely for purposes of determining whether a One-Year Break in Service has occurred, each hour an Employee is absent from employment with the Employer and Affiliates by reason of (1) pregnancy of the Employee, (2) birth of a child of the Employee, (3) placement of a child in connection with the adoption of the child by the Employee, or (4) caring for the child during the period immediately following such birth or placement for adoption. During the period of absence, the Employee shall be credited with the number of Hours of Service that would be generally credited but for such absence, or, if the general number of work hours is unknown, forty-five (45) Hours of Service for each week during the leave (whether or not approved). These Hours of Service shall be credited in the Computation Period in which the leave or absence commences, if crediting of such Hours of Service are required to prevent the occurrence of a One-Year Break in Service in such Computation Period, and in other cases in the immediately following Computation Period. No more than 501 Hours of Service shall be credited under this paragraph for any single continuous period (whether or not such period occurs in a single Computation Period);

(d)	Military Leave. Each hour an Employee is absent from employment with the Employer and all Affiliates due to Qualified Military Service, to the extent required by and subject to the conditions and restrictions of USERRA, provided the Employee returns to work with an Employer or Affiliate before the expiration of his or her reemployment rights; and

(e)	Back Pay. Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer or Affiliate.

Hours of Service shall be computed and credited in accordance with this Section 2.31 and with Department of Labor (“DOL”) Regulation Section 2530.200b-2(b) and (c). Where records of Hours of Service are not otherwise available, the Committee or Administrator shall use an equivalency method for determining Hours of Service in accordance with DOL Regulation Section 2530.200b-3, such that the Employee shall be credited with forty-five (45) Hours of Service for each week in which he or she has at least one Hour of Service. Notwithstanding any other provision of the Plan to the contrary, an Employee shall not be credited with Hours of Service more than once with respect to the same period of time.

2.32 Independent Fiduciary means the person or entity acting with respect to the Company Stock Fund, as provided in Section 9.4.

2.33 Investment Gain or Loss means the net gain or loss of the Trust Fund from investments, as reflected by interest payments, dividends, realized and unrealized gains and losses on securities, other investment transactions and expenses paid from the Trust Fund. In determining the Investment Gain or Loss of the Trust Fund for any period, assets shall be valued on the basis of their fair market value, except in those cases where the Committee determines that book or contract value shall be used instead.

2.34 Investment Manager means an investment adviser, bank or insurance company, meeting the requirements of ERISA Section 3(38) appointed by the Committee to manage the Plan’s assets in accordance with the Trust Agreement.

2.35 Leased Employee means a person who is not an Employee and who provides services to the Employer or an Affiliate, if (a) such services are provided pursuant to an agreement between the Employer or Affiliate and any leasing organization; (b) such person has performed such services for the Employer or an Affiliate on a substantially full-time basis for a period of at least one year; and (c) such services are performed under primary direction or control of the Employer or Affiliate. Notwithstanding the foregoing, a person shall not be deemed to be a Leased Employee if he or she is covered by a plan maintained by the leasing organization and Leased Employees (as determined without regard to this Section 2.35) do not comprise more than 20% of the Employer’s and Affiliate’s non-Highly Compensated workforce. Such plan must be a money purchase pension plan providing for nonintegrated employer contributions of at least ten percent of compensation and also providing for immediate participation and vesting.

2.36 Limitation Year means the calendar year.

2.37 Matching Contributions means the contributions made by the Employer on a Participant’s behalf pursuant to Section 4.2.

2.38 Matching Contribution Account means the account maintained for a Participant to record his or her share of Matching Contributions under Section 5.2(b)(2) and any Investment Gain or Loss relating thereto.

2.39 Normal Retirement Date means the Participant’s 65th birthday.

2.40 One-Year Break in Service or Break in Service means a Computation Period during which an Employee has not been credited with at least 501 Hours of Service.

2.41 Participant means an Eligible Employee participating in the Plan in accordance with the provisions of Section 3.1, or a former Participant who is entitled to benefits from the Plan.

2.42 Plan means the Southwestern Energy Company 401(k) Savings Plan.

2.43 Plan Year means the calendar year.

2.44 Pre-Tax Contributions means the contributions made by the Employer on a Participant’s behalf pursuant to Section 4.1(a).

2.45 Pre-Tax Contribution Account means the account maintained for a Participant to record his or her share of Pre-Tax Contributions under Section 5.2(b)(1) and Investment Gain or Loss relating thereto.

2.46 Qualified Military Service means an absence from active employment with the Employer and all Affiliates in order to perform duty on a voluntary or involuntary basis in a uniformed service, as that term is defined for purposes of USERRA, provided that, except as otherwise required by law (a) the Employee (or an appropriate officer of the uniformed services) has given advance written or verbal notice of such service to the Employer; (b) the cumulative length of the absence and of all previous absences from a position of employment with the Employer and all Affiliates by reason of service in the uniformed services does not exceed five years; and (c) the Employee returns to employment or submits an application for reemployment with the Employer or an Affiliate within the time provided under USERRA. Such Qualified Military Service shall continue from the Employee’s date of entry into uniformed service until the earliest of the following:

(1)	The expiration of the period following the date of discharge from the uniformed service during which the Employee has the right to apply for reemployment with the Employer pursuant to USERRA Section 4312(e);

(2)	The date of the Employee’s return to employment with the Employer or an Affiliate;

(3)	The date of the Employee’s employment by any other person; or

(4)	The date of the Employee’s death.

2.47 Rollover Account means the account maintained for a Participant to record the amount of rollover contributions he or she has made to the Plan or to a Predecessor Plan, and Investment Gain or Loss relating thereto.

2.48 Roth Contributions effective January 1, 2009, means the contributions made by a Participant pursuant to Section 4.1(d) of the Plan.

2.49 Roth Contribution Account effective January 1, 2009, means the account that is maintained for each Participant to record his or her share of Roth Contributions under Section 4.1(d) of the Plan and any Investment Gain or Loss relating thereto.

2.50 Severance (Severed) from Employment means that the Employee has ceased to be an employee of any Employer or Affiliate thereof. An Employee does not have a Severance from Employment if, in connection with a change of employment, the Employee’s new employer maintains all or any portion of the Plan with respect to the Employee. For example, a new employer maintains the Plan with respect to an Employee by continuing or assuming sponsorship of the Plan or by accepting a transfer of Plan assets and liabilities (within the meaning of Code Section 414(l)) with respect to the Employee.

2.51 Spouse (Surviving Spouse) means the spouse or surviving spouse of the Participant, as recognized under the laws of the state or country in which the marriage was entered into; provided, however, that a former spouse will be treated as the Spouse or Surviving Spouse to the extent provided under a qualified domestic relations order as described in Code Section 414(p); and provided further, that for purposes of (a) the spousal consent requirements of Section 6.7, (b) the minimum distribution and rollover requirements of Sections 6.3(f), and (c) determining whether any domestic relations order is a qualified domestic relations order within the meaning of Code Section 414(p), only a Spouse of the opposite-sex to whom the Participant is (as of the date of determination) legally married shall be recognized.

If the Spouse is legally incompetent to consent or withhold consent with respect to a distribution under the Plan, the Spouse’s legal guardian may act on his or her behalf, even if such legal guardian is the Participant whose benefits are the subject of such consent. In addition, if the Participant is legally separated or has been abandoned (within the meaning of local law), and the Participant has a court order to such effect, the Participant shall be deemed not to be married to such Spouse for purposes of the Plan, unless a qualified domestic relations order provides otherwise.

2.52 Trust Agreement means the instrument executed by the Company and the Trustee providing for the administration of the Trust Fund, including any amendments to such instrument. The Trust Agreement shall be treated as part of the Plan for all purposes.

2.53 Trust or Trust Fund means the trust held and maintained by the Trustee in accordance with the terms of the Trust Agreement, to which all contributions under the Plan shall be made and from which all distributions under the Plan shall be made.

2.54 Trustee means the person or persons designated from time to time as trustee in the Trust Agreement.

2.55 USERRA means the Uniformed Services Employment and Reemployment Rights Act, 38 U.S.C. Sections 4301, et seq., as amended from time to time.

2.56 Valuation Date means each business day that the New York Stock Exchange is open, or less frequent dates, as the Committee shall determine.

2.57 Year of Service means a Plan Year in which an Employee is credited with at least 1,000 Hours of Service. Years of Service shall include service as a Leased Employee. Years of Service with an Affiliate shall be taken into account only during the period such entity meets the definition of Affiliate with respect to an Employer under the Plan. Years of Service with respect to an Employer shall include service prior to adoption of the Plan hereunder, and may include service while an employee of a predecessor organization of the Employer, if the Employer continues to maintain the qualified retirement plan maintained by such predecessor organization.

ARTICLE III

PARTICIPATION AND SERVICE

3.1 Eligibility to Participate Each Eligible Employee may become a Participant and be eligible to make Pre-Tax Contributions and receive Matching Contributions after one month of employment with an Employer, or the Eligible Employee’s attainment of age twenty-one (21), if later.

3.2 Commencement of Participation An Eligible Employee who has satisfied the requirements of Section 3.1 shall be eligible to begin making contributions to the Plan under Section 4.1(a) beginning as soon as administratively practicable after the Entry Date that is coincident with or after the date that is one month after the Eligible Employee’s date of hire by filing such forms at such time and in such manner as the Administrator shall determine. The Administrator shall determine the eligibility of each Employee for participation in the Plan in accordance with the provisions of the Plan, and such determination shall be conclusive and binding upon all persons.

3.3 Cessation of Participation An individual shall cease to be a Participant upon the earliest of: (a) the date on which he or she has a Severance from Employment for any reason; (b) he or she remains in service but ceases to be an Eligible Employee for any reason; or (c) the date as of which the Plan is terminated or otherwise amended so that the individual ceases to be eligible for participation; provided, however, that such individual shall continue to be a Participant solely with respect to his or her vested Accounts until such Accounts are distributed from the Plan.

3.4 Participation and Service Upon Reemployment Upon the reemployment of any person after the Effective Date who had previously been employed by an Employer or an Affiliate, the following rules shall apply in determining his or her participation in the Plan and Years of Service:

(a)	A Participant who incurs a Severance from Employment and is re-employed as an Eligible Employee shall be permitted to make Pre-Tax Contributions and receive Matching Contributions on the Participant’s date of re-hire.

(b)	If an Employee has incurred five consecutive One-Year Breaks in Service prior to his or her reemployment, Years of Service earned after such Breaks in Service shall not be taken into account in determining the vested percentage of the Employee’s benefits derived from Matching Contributions prior to such Breaks in Service.

(c)	If an Employee has incurred five consecutive One-Year Breaks in Service prior to his or her reemployment, Years of Service earned prior to such Breaks in Service shall not be taken into account for any purpose under the Plan, unless (1) the Participant had a vested interest in any portion of his or her Matching Contribution Account, or (2) the Employee’s Years of Service earned prior to such Breaks in Service (and not disregarded as a result of any earlier Breaks in Service) equal or exceed the number of such consecutive One-Year Breaks in Service.

3.5 Transfers to Affiliates and Change in Status A Participant’s status as such under the Plan shall be modified upon and after the date as of which a Participant (a) is transferred to an Affiliate that is not an Employer; (b) becomes a Leased Employee; (c) becomes an Employee whose terms of employment are covered by a collective bargaining agreement that does not provide for participation in the Plan; or (d) ceases to be an Eligible Employee while still employed by the Employer. The Participant shall share in Matching Contributions only to the extent of his or her Compensation up to the time such transfer or change in status occurs and shall not thereafter, unless he or she later is transferred back to the Employer or again becomes an Eligible Employee and becomes eligible under the terms of the Plan to share in such allocations. However, the Participant shall share in Investment Gain or Loss pursuant to Section 5.2(a).

ARTICLE IV

CONTRIBUTIONS

4.1 Participant Contributions Pre-Tax Contributions. Subject to Section 5.3, each Participant may authorize the Employer to contribute to the Plan for a Plan Year on his or her behalf an amount with respect to each pay period equal to any whole percentage of Compensation, up to a maximum of twenty-five percent (25%) of his or her Compensation. Such authorization shall be in the form of an election by the Participant to have his or her Compensation reduced by payroll withholding, shall be made in such form (whether through automatic enrollment, in writing or via electronic media) and in accordance with such procedures as shall be established by the Administrator, and shall be effective as soon as administratively practicable following receipt of the election by the Administrator.

(a)	Limitations on Pre-Tax Contributions.

(1)	Except to the extent permitted under Section 4.1(c) of the Plan and Code Section 414(v) with respect to Catch-Up Contributions, the Participant may not authorize any Pre-Tax Contributions to be made on his or her behalf to the Plan which, when aggregated with any other elective deferrals as defined in Code Section 402(g)(3), to any other plan, exceed the applicable limit under Code Section 402(g) in effect for the Plan Year to which such Pre-Tax Contributions relate. If a Participant has made excess deferrals, then, not later than the first April 1 following the close of the Participant’s taxable year, the Participant may notify each plan under which deferrals were made of the amount of the excess deferrals received by that plan. The Participant shall be deemed to have notified the Plan of excess deferrals to the extent he or she has excess deferrals for the taxable year calculated by taking into account only elective deferrals under the Plan and other plans of the Employer or an Affiliate. The Employer may notify the Plan on behalf of the Participant under these circumstances. Not later than the first April 15 following the close of the taxable year, the Plan shall distribute to the Participant the amount designated above, including any Investment Gain or Loss allocated thereto. The Investment Gain or Loss attributable to a Participant’s excess deferral pursuant to this Section 4.1(b)(1) for the Plan Year during which such excess deferral arose shall be determined in accordance with Treasury Regulation Section 1.402(g)-1(e)(5)(ii). Unless provided for by the Committee or by applicable law, any Investment Gain or Loss attributable to a Participant’s excess deferrals for the period between the end of the Plan Year and the date of distribution shall be disregarded.

(2)	The Administrator may further limit a Participant’s right to make Pre-Tax Contributions to the Plan if, in the sole judgment and discretion of the Administrator, such limits are necessary to ensure the Plan’s compliance with the requirements of Code Sections 401(k) and (m).

(3)	Notwithstanding subsection (a) above, the Pre-Tax Contributions of a Participant shall automatically be reduced in any payroll period to the extent necessary to assure that sufficient Compensation is available to meet other deduction and withholding obligations of the Employee, including, but not limited to, income and employment taxes, Plan loan repayments, Participant contributions to other employee benefit plans, and legal garnishments.

(b)	Catch-Up Contributions. All Participants who will have attained age fifty (50) before the close of the Plan Year shall be eligible to make Catch-Up Contributions in accordance with, and subject to the limitations of, Code Section 414(v). Such Catch-Up Contributions shall not be taken into account for purposes of Sections 4.1(a) or 5.3 of the Plan. A Participant’s Catch-Up Contribution Account shall not be taken into account for purposes of the top-heavy provisions of Article XIV. The Plan shall not be treated as failing to satisfy the requirements of Code Section 401(k)(3), 401(k)(11), 401(k)(12), 410(b) or 416, as applicable, by reason of any Catch-Up Contributions hereunder.

(c)	Roth Contributions. Effective January 1, 2009, each Participant may elect to have some or all of his or her Pre-tax Contributions, as a whole percentage of Compensation, and some or all of any Catch-up Contributions, contributed to the Plan as a Roth Contribution. A Roth Contribution means any Pre-tax Contributions that is (i) designated irrevocably by the Participant at the time he or she elects to have Compensation reduced by payroll withholding, in accordance with such procedures as shall be established by the Plan Administrator; supplied by the Employer as a Roth Contributions, (ii) treated by the Employer as included in the Participant’s income at the time the Participant would have received the amount in cash if the Participant had not made the election with respect to such Roth Contributions so that the Roth Contributions shall be wages subject to applicable withholding requirements, and (iii) maintained by the Plan in a separate, designated Roth Contributions Account. Roth Contributions shall be subject to the same dollar limits and nondiscrimination testing requirements as Pre-tax Contributions, and shall be subject to the same Plan provisions as Pre-tax Contributions for purposes of investment and distribution.

(d)	After-Tax Contributions. No further After-Tax Contributions shall be contributed to the Plan.

(e)	Changes in Participant Contributions. A Participant may change or resume his or her designated contribution percentage by filing a notice with the Administrator, in a form (whether in writing or via electronic media) acceptable to the Administrator. Such change shall become effective as soon as administratively practicable following receipt of such notice by the Administrator.

4.2 Employer Matching Contributions Subject to the limitations of Section 5.3, each Participating Employer shall contribute Matching Contributions with respect to each month based on the amount of Pre-Tax Contributions, Catch-Up Contributions and, effective January 1, 2009, Roth Contributions made to the Plan as follows: (1) 100% of the aggregate of Participant’s Pre-Tax Contributions, Catch-Up Contributions, and Roth Contributions up to 3% of Compensation, and (2) 50% of the aggregate of the Participant’s Pre-Tax Contributions, Catch-Up Contributions, and Roth Contributions up to the next 3% of Compensation for such month.

4.3 Time and Manner of Contribution All Employer contributions shall be paid directly to the Trustee, and, except as otherwise provided below, a contribution for any Plan Year shall not be made later than the date prescribed by law for filing the Employer’s Federal income tax return, including extensions, for such Plan Year. Pre-Tax Contributions and Catch-Up Contributions withheld from a Participant’s Compensation shall be transmitted to the Trustee as of the earliest date on which such contributions can reasonably be segregated from the Employer’s general assets, but in no event later than the fifteenth (15th) business day of the month following the month in which such amounts would otherwise have been payable to the Participant in cash. To the extent permitted or required by ERISA or the Code:

(a)	If the Employer makes a contribution, or any part thereof, by mistake of fact, such contribution or part thereof shall be returned to the Employer within one year after such contribution is made;

(b)

Contributions to the Plan are specifically conditioned upon their deductibility under the Code. No Employer shall be required to make a contribution under Section 4.1 or 4.2, to the extent that such contribution is not deductible by the

Employer under Code Section 404. To the extent a deduction is disallowed for any such contribution after it is made to the Plan, such amount shall be returned to the Employer within one year after the disallowance of the deduction; and

(c)	The amount of any Employer contribution shall be subject to the limitations prescribed in Section 5.3.

4.4 Rollovers and Transfers An Eligible Employee (regardless of whether he or she is a Participant) may transfer to the Trust any cash which has been distributed to him or her, if the Administrator determines that such amount is (a) transferred by the Eligible Employee after his or her receipt of such amount from a plan qualified under Code Section 401(a) as an Eligible Rollover Distribution, (b) transferred from a “conduit” Individual Retirement Account established by the Eligible Employee upon his or her receipt of such amount from a plan qualified under Code Section 401(a), or (c) an Eligible Rollover Distribution from an Eligible Retirement Plan; provided, however, that such amount qualifies as a rollover amount as defined by the Code at the time of the transfer. The Plan shall only accept after-tax contributions as a rollover contribution that are directly rolled over to the Plan from the trustee of a qualified Plan described in Code Sections 401(a) or 403(a), or from a conduit individual retirement account. Effective January 1, 2009, the Plan will accept a Rollover Contribution of Roth 401(k) contributions. The Plan will account separately for amounts so transferred, including accounts separately for the portion of such distribution which is includible in gross income and the portion of such distribution which is not includible in gross income. The amount of cash transferred to the Trust pursuant to this Section 4.4 shall be credited to the Eligible Employee’s Rollover Account or, for amounts rolled over to the Plan that represent after-tax contributions, to the Eligible Employee’s After-Tax Contribution Account. A Participant is fully vested in the Rollover Account at all times.

4.5 Military Service Notwithstanding any provision of the Plan to the contrary, contributions, benefits and service credit with respect to Qualified Military Service shall be provided in accordance with Code Section 414(u). If a Participant is reemployed after the conclusion of Qualified Military Service within the time provided in Section 2.46, the Participant shall be permitted to make additional Pre-Tax Contributions to the Plan in an amount not exceeding the maximum amount the Participant would have been permitted to contribute during the period of Qualified Military Service if he or she had actually been employed by the Employer during that period. Make-up contributions shall be permitted during the period that begins on the date of reemployment and continues for five years or, if less, three times the period of Qualified Military Service. If the Participant elects to make such a make-up contribution, the Employer shall make a corresponding Matching Contribution equal to the Matching Contribution that would otherwise have applied to such make-up contribution. For purposes of determining such Plan contributions, the Participant’s rate of Compensation during the Qualified Military Service shall be the amount the Participant would have received but for the Qualified Military Service or, if such amount is not reasonably certain, the Employee’s average rate of Compensation during the 12-month period immediately preceding the Qualified Military Service. The Plan contribution shall not include any earnings the Participant’s Accounts would otherwise have received during the Qualified Military Service with respect to such contributions.

4.6 Section 401(k) Safe Harbor Provisions The Plan shall satisfy the nondiscrimination requirements of Code Section 401(k) by complying with the safe harbor matching contribution rules of Code Section 401(k)(12). Accordingly, the Company shall provide each Eligible Participant with a “safe harbor notice” at least 30 days, but no more than 90 days, before the beginning of each Plan Year for which the Plan will utilize such safe harbor contributions. An Eligible Employee who becomes a Participant less than 90 days before the beginning of the Plan Year shall be provided with such safe harbor notice within 90 days after such Employee becomes an Eligible Employee. The notice provided pursuant to this Section 4.6 shall be written in a manner designed to be understood by the average Participant and shall otherwise comply with the requirements of Treasury Regulation Section 1.401(k)-3(d).

4.7 Section 401(m) Safe Harbor Provisions The Plan shall satisfy the nondiscrimination requirements of Code Section 401(m) by complying with the safe harbor matching contribution rules of Code Section 401(m)(11). Accordingly, the Company shall provide each Eligible Participant with the “safe harbor notice” as described in Section 4.6.

4.8 In Writing Requirement Unless otherwise required by law, a requirement that a transaction under the Plan be “in writing” may, at the discretion of the Administrator, be effected through an interactive telephone system or by other types of electronic communications.

ARTICLE V

ALLOCATIONS TO PARTICIPANTS’ ACCOUNTS

5.1 Individual Accounts The Administrator shall create and maintain adequate records to disclose the interest in the Trust of each Participant and Beneficiary. Such records shall be in the form of individual Accounts, and credits and charges shall be made to such Accounts in the manner herein described. There shall be one Account maintained for each Participant reflecting Pre-Tax Contributions (which may include Catch-Up Contributions), After-Tax Contributions, Roth Contributions, Matching Contributions, and Rollover Contributions made to the Plan on behalf of each Participant. The maintenance of individual Accounts is for accounting purposes only, and a segregation of the assets of the Trust Fund with respect to each Account shall not be required. Distributions and withdrawals made from an Account shall be charged to the Account as of the date paid. All valuations hereunder shall be based on the fair market value of the assets in the Trust Fund on the Valuation Date or, in the case of any investments the Administrator determines, on the basis of book value.

5.2 Account Adjustments The Accounts of Participants and Beneficiaries shall be adjusted in accordance with the following:

(a)	Investment Gain or Loss. Investment Gain or Loss shall be credited to Accounts as of each Valuation Date. To the extent that a Participant or Beneficiary directs the management of his or her Accounts pursuant to Section 7.2, the Investment Gain or Loss with respect to his or her Accounts shall be separately determined by reference to each investment option designated by such individual.

(b)	Pre-Tax Contributions, Catch-Up Contributions and Roth Contributions.

(1)	Pre-Tax Contributions and Catch-Up Contributions for the Plan Year shall be credited directly to the Pre-Tax Contribution Account of each Participant who elected a Pre-Tax Contribution or Catch-Up Contribution as soon as administratively practicable following receipt of such contributions by the Trustee.

(2)	Roth Contributions for the Plan Year shall be credited directly to the Roth Contribution Account of each Participant who elected that Roth Contributions be made on his or her behalf as soon as administratively practicable following receipt of such contributions by the Trustee.

(3)	Matching Contributions for the Plan Year shall be credited directly to the Matching Contribution Account of each Participant who elected a Pre-Tax Contribution, Catch-Up Contribution, or, effective January 1, 2009, Roth Contribution to be made on his or her behalf as soon as administratively practicable following receipt of such contributions by the Trustee.

(c)	Forfeitures. Forfeitures which have become available pursuant to Section 6.2 during such Plan Year shall be used to reduce future Matching Contributions or pay Plan expenses in accordance with Section 9.6.

(d)	Deemed Date of Allocation. All credits or deductions made under this Article to Participants’ Accounts shall be deemed to have been made no later than the last day of the Plan Year though actually determined thereafter. The provisions of this paragraph shall have no effect on the allocation of Investment Gain or Loss under Section 5.2(a).

5.3 Maximum Annual Additions The maximum Annual Additions that may be contributed or allocated to a Participant’s Accounts under the Plan for any Limitation Year shall not exceed the lesser of (a) the defined contribution dollar limitation set forth in Code Section 415(c)(1)(A) ($46,000 effective January 1, 2008) as in effect for such Limitation Year, as adjusted for cost of living increases under Code Section 415(d), or (b) one hundred percent (100%) of the Participant’s compensation within the meaning of Code Section 415(c)(3). The compensation limitation in (b) of the preceding sentence shall not apply to any contribution for medical benefits (within the meaning of Code Section 419A(f)(2)) after separation from service that is otherwise treated as Annual Additions or any amount otherwise treated as Annual

Additions under Code Section 415(1)(l). For purposes of this Section 5.3, “compensation” shall mean compensation within the meaning of Code Section 415(c)(3) (determined without regard to Treasury Regulation Section 1.415-2(d)(10) or (11)).

If the total Annual Additions on behalf of a Participant for a Limitation Year would exceed the limitations described herein as a result of a reasonable error in determining the amount of contributions that a Participant may make consistent with this Section 5.3 or in estimating a Participant’s compensation for purposes of this Section (or such other reasonable error as may be permitted under Treasury Regulation Section 1.415-6(b)(6)), such excess Annual Addition shall be reduced by returning to the Participant any Pre-Tax Contributions to the extent that such distribution would reduce the excess Annual Additions as permitted under Code Section 415. If Pre-Tax Contributions are distributed hereunder, then such amounts shall be disregarded for purposes of the limitations of Code Section 402(g). Investment Gain or Loss attributable to such contributions, as determined by the Administrator, shall also be distributed to the Participant. If the total Annual Additions on behalf of a Participant for a Limitation Year would, after the above distributions, continue to exceed the limitations described herein, any remaining excess in the Participant’s Accounts shall be held in a suspense account and used to reduce Employer contributions in the next (and succeeding) Limitation Years, as described in Treasury Regulation Section 1.415-6(b)(6)(ii).

If a Participant participates in more than one defined contribution plan sponsored by the Employer and a reduction of such Participant’s benefits is required to comply with the limits of Code Section 415, such reductions shall be made from the Plan before any reductions are made such other plan(s).

5.4 No Rights Created by Allocation Any allocation made and credited to the Accounts of a Participant or Beneficiary under this Article shall not cause such Participant or Beneficiary to have any right, title or interest in or to any assets of the Trust Fund except at the time or times, and under the terms and conditions, expressly provided in the Plan.

ARTICLE VI

PAYMENT OF BENEFITS

6.1 Vesting A Participant’s interest in his or her Accounts attributable to Pre-Tax Contributions, Catch-Up Contributions, After-Tax Contributions, Rollover Contributions, and Matching Contributions shall be 100% vested and non-forfeitable at all times, and shall be available for distribution upon Severance of Employment for any reason.

(a)	The Company reserves the right to amend the vesting schedule at any time; however, no such amendment shall reduce the nonforfeitable percentage of a Participant’s Accounts determined as of the date immediately preceding the later of the date on which such amendment is adopted or effective, to a percentage that is less than the Participant’s nonforfeitable percentage as computed under the Plan without regard to the amendment. In the event the Employer amends the vesting schedule, each Participant having at least three (3) Years of Service with the Employer may elect to have his or her nonforfeitable Account balance computed under the Plan without regard to the amendment. The Participant must file his or her election with the Administrator within sixty (60) days of the latest of:

(1)	The Employer’s adoption of the amendment;

(2)	The effective date of the amendment; or

(3)	The Participant’s receipt of written notice of the amendment.

Notwithstanding the foregoing, a Participant is not entitled to the election if the Participant’s nonforfeitable percentage determined under the Plan, as amended, is at all times at least as great as the Participant’s nonforfeitable percentage determined under the Plan without regard to the amendment. For purposes of this Section 6.1, an amendment to the vesting schedule includes any Plan amendment that directly or indirectly affects the nonforfeitable percentage of a Participant’s right to his or her Account balance.

6.2 Forfeitures If a Participant incurs a Severance from Employment before becoming vested in any portion of his or her Matching Contribution Account, the non-vested portion and his or her Years of Service for vesting purposes shall be forfeited on the earlier of the date of distribution of his or her entire vested Account balance hereunder or the last day of the Plan Year in which the Participant incurs a five-year Break in Service. The amount forfeited shall equal the non-vested balance as of the Valuation Date such forfeiture occurs.

(a)	Notwithstanding the foregoing, if such Participant returns to service before receiving a distribution of all of his or her vested Accounts and before incurring five (5) consecutive one year Breaks in Service, the amount forfeited shall be restored as of the last day of the Plan Year in which the Participant returns to service.

(b)

Notwithstanding the foregoing, if such Participant who received a distribution from the Plan of the vested portion of his or her Accounts who again becomes a Participant before incurring five consecutive one year Breaks in Service must restore the non-vested portion forfeited in accordance with Section 6.2(a), by repaying the full amount of the distribution. Any repayment must be in cash and paid to the Trustee in a lump sum within five years after the date upon which Participant became re-employed with the Employer.

(c)	Assets to restore amounts forfeited shall be taken first from current forfeitures. If current year forfeitures are inadequate to fully reinstate the Account, the Employer shall make a contribution in addition to the contributions required under Section 4.2 equal to the balance necessary to fully reinstate the Account.

6.3 Time of Payment of Benefits Severance from Employment. Subject to Section 6.3(d), distribution to a Participant of the vested amounts in his or her Accounts on account of Severance from Employment shall be made as soon as practicable following the Valuation Date coincident with or next following such Severance from Employment.

(a)	Death. Distribution of a Participant’s Accounts payable on account of the death of the Participant shall be made as soon as practicable following the Valuation Date coincident with or next following such death, but no later than the date set forth in paragraph 6.3(f)(2) below.

(b)	Disability. If a Participant incurs a Disability, such Participant shall be entitled to receive the entire amount credited to his or her Accounts in the manner described in Section 6.4.

(c)

Consent to Early Distribution. If the vested balance of a Participant’s Accounts exceeds $1,000, no distribution from the Participant’s Accounts may be made prior to the Participant’s Normal Retirement Date (other than as a result of death)

without obtaining the Participant’s consent to such distribution, at such time and in such manner as may be required by Code Section 411(a)(11) and applicable regulations thereunder. If the Participant does not consent to such distribution, benefits shall remain in the Trust Fund and shall continue to receive Investment Gain or Loss allocations pursuant to Section 5.2(a) and shall not be distributed to the Participant (or his or her Beneficiary) until the Valuation Date coincident with or next following the Participant’s (or Beneficiary’s) request for such distribution, his or her death, or his or her Required Beginning Date (as described in Section 6.3(f)(1)). A Participant who has incurred a Severance from Employment may request a complete distribution of his or her Accounts prior to his or her Required Beginning Date.

(d)	Required Distribution under Code Section 401(a)(14). Notwithstanding any other provision of the Plan to the contrary, unless a Participant who has Severed from Employment elects otherwise, payment of benefits under the Plan shall commence not later than sixty (60) days after the close of the Plan Year in which the latest of the following events occurs: (1) the Participant attains age 65; (2) the tenth (10th) anniversary of the Plan Year in which the Participant commenced participation in the Plan; or (3) the Participant’s Severance from Employment.

(e)	Required Minimum Distributions. The provisions of this Section 6.3(f) will apply to any distribution of a Participant’s Accounts and will take precedence over any inconsistent provisions of the Plan. Distributions in all cases will be made in accordance with Code Section 401(a)(9) and regulations thereunder.

(1)

Required Beginning Date. Distribution of Accounts to a Participant who is not a 5% owner of the Employer as defined in Code Section 416(i)(1)(B) at any time during the Plan Year ending in the calendar year in which he or she attains age 70 1/2, and who continues to be employed by the Employer or an Affiliate following attainment of age 70 1/2, must commence no later than April 1 of the calendar year following the calendar year in which the Participant retires. Distribution to a 5% owner as described in the preceding sentence or to a Participant who has Severed from Employment, must commence no later than April 1 of the calendar year following attainment of age 70 1/2.

(2)	Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire vested benefit under the Plan shall be distributed, or begin to be distributed, no later than as follows:

(i)

If the Participant’s Surviving Spouse is the Participant’s sole Beneficiary, then distributions to the Surviving Spouse shall begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1/2, if later.

(ii)	If the Participant’s Surviving Spouse is not the Participant’s sole Beneficiary, the Participant’s entire interest shall be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(iii)	If the Participant’s Surviving Spouse is the Participant’s sole Beneficiary and the Surviving Spouse dies after the Participant but before distributions to the Surviving Spouse begin, the Participant’s entire vested interest shall be distributed by December 31 of the calendar year containing the fifth anniversary of the Surviving Spouse’s death.

(f)	Qualified Domestic Relations Order. Distribution to an alternate payee pursuant to a qualified domestic relations order, as defined in Code Section 414(p), may be made at any time specified in such order and consistent with the terms of the Plan, following approval by the Administrator of such order as a qualified domestic relations order.

6.4 Mode of Payment of Benefits Lump Sum Distributions. Unless a Participant or Beneficiary elects to receive installment payments under Section 6.4(b), any amount to which a Participant or Beneficiary shall become entitled to hereunder shall be distributed to him or her in a lump sum in cash, or wholly or partly in-kind with respect to the portion of his or her Account invested in the Company Stock Fund.

(a)	Installment Payments.

(1)

Installment payments shall be payable annually in cash, or wholly or partly in-kind with respect to the portion of his or her Account invested in the Company Stock Fund, in accordance with the Participant’s election, over a period not to exceed the lesser of (a) 120 months and (b) the greater of the Participant’s life expectancy or the joint and last survivor life expectancy of the Participant and his or her Beneficiary (if the designated Beneficiary is an individual). If the Participant’s Beneficiary is not his or her Spouse, the present value of payments made to the Participant over his life expectancy must exceed fifty percent (50%) of the vested portion at the time benefits first became distributable.

(2)	If a Participant elects to receive his or her benefits in installment payments, the amount distributed each Plan Year shall equal (i) the vested balance of the Participant’s Accounts on the first day of the Plan Year, multiplied by a fraction, the numerator of which shall be one (1), and the denominator of which shall be the number of years then remaining during which installments are to be made or (ii) the fixed installment amount elected by the Participant.

(3)	The Participant’s Accounts that are not yet distributed shall continue to be credited with Investment Gain or Loss pursuant to Section 5.2(a). In the event that the Participant dies after his or her installment payments begin, the Participant’s Beneficiary shall have the right to elect to reduce the period over which the installment payments shall be made. Such election shall be made in the manner set forth by the Administrator.

(4)	A Participant who elects to receive installments may revoke such election at any time and in lieu thereof elect to receive a lump sum distribution of the balance of his or her Accounts.

(5)	A Participant may only elect a period of installments if the benefits payable to the Participant satisfy the incidental benefit requirements in Treasury Regulation Section 1.401(a)(9)-2.

(b)	Payment of Small Benefits. If the aggregate value of the Participant’s Accounts following the Participant’s Severance from Employment, death or Disability does not exceed $1,000 and the Participant has not otherwise made an election to commence benefits, distribution from the Plan shall be made to the Participant in a single lump sum in lieu of all other forms of distribution under the Plan, as soon as administratively feasible.

The amounts available for distribution shall be adjusted to reflect any outstanding loan obligation as described in Section 6.10, determined as of the Valuation Date that the Trustee processes the request for the distribution, which shall be as soon as practicable following the Administrator’s transmittal to the Trustee of such distribution request. All distributions pursuant to this Section 6.4 shall be made in cash, securities or other property as the Administrator in its sole and absolute discretion may determine, to the extent permitted by the Code and regulations thereunder.

6.5 Rollovers from the Plan notwithstanding any provision of the Plan to the contrary, a Distributee may elect, at the time and in the manner prescribed by the Administrator, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover. A Beneficiary who is not a Distributee (i.e., is not the Participant’s Spouse or former Spouse/alternate payee) may elect to have the benefits payable to him or her under the Plan rolled over in a direct trustee-to-trustee transfer to an individual retirement account or annuity described in Code Section 402(c)(8)(B)(i), provided such account or annuity (a) is established for the purpose of receiving the distribution on behalf of an individual who is a designated beneficiary (as defined in Code Section 401(a)(9)(E)) and (b) is treated as an inherited individual retirement account or individual retirement annuity (within the meaning of Code Section 408(d)(3)(C)). Notwithstanding the foregoing, effective January 1, 2009, the Plan will accept Roth Contributions to be rolled over to a Participant’s Rollover Account. The Plan will account separately for amounts so transferred, including accounts separately for the portion of such distribution which is includible in gross income and the portion of such distribution which is not includible in gross income.

6.6 Required Minimum Distributions The following requirements shall apply to the payment of benefits under the Plan:

(a)	Required Minimum Distributions During Participant’s Lifetime. Notwithstanding any provision of this Article VI, if distributions are not made in the form of a single sum, during the Participant’s lifetime the amount distributed for any distribution calendar year may not be less than the lesser of:

(1)	The quotient obtained by dividing the Participant’s vested Account balance by the distribution period in the Uniform Lifetime Table set forth in Treasury Regulation Section 1.401(a)(9)-9, using the Participant’s age as of the Participant’s birthday in the distribution calendar year; or

(2)	If the Participant’s sole Beneficiary for the distribution calendar year is the Participant’s Spouse, the quotient obtained by dividing the Participant’s vested Account balance by the number in the Joint and Last Survivor Table set forth in Treasury Regulation Section 1.401(a)(9)-9, using the Participant’s and Spouse’s attained ages as of the Participant’s and Spouse’s birthdays in the distribution calendar year.

(b)	Required Minimum Distributions After Participant’s Death. Any distributions to Participant’s Beneficiary following the Participant’s death shall be made at least as rapidly as under the form of distribution in effect immediately preceding the Participant’s death.

(c)	Definitions.

(1)	Distribution calendar year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date described in Section 6.3(f)(1). The required minimum distribution for the Participant’s first distribution calendar year shall be made on or before the Participant’s Required Beginning Date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that distribution calendar year.

(2)	Life Expectancy. Life expectancy as computed by use of the Single Life Table in Treasury Regulation Section 1.401(a)(9)-9.

(3)	Participant’s Vested Account Balance. The Participant’s vested Account balance as of the last valuation date in the calendar year immediately preceding the distribution calendar year (valuation calendar year), increased by the amount of any vested contributions made and allocated or vested forfeitures allocated to the Participant’s Account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The Participant’s Account balance for the valuation calendar year includes any vested amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

6.7 Designation of Beneficiary Each Participant from time to time may designate any person or persons (who may be designated contingently or successively and who may be an entity other than a natural person) as his or her Beneficiary or Beneficiaries to whom his or her Plan benefits are to be paid if he or she dies before receipt of all such benefits. Each Beneficiary designation shall be made in a form acceptable to the Administrator and will be effective only when filed with it during the Participant’s lifetime, and only if, in the case of a married Participant, spousal consent is provided as described below. Each Beneficiary designation filed with the Administrator will cancel all Beneficiary designations previously filed with it by that Participant. The revocation of a Beneficiary designation, no matter how effected, shall not require the consent of any designated Beneficiary.

If any Participant fails to designate a Beneficiary in the manner provided above, or if the Beneficiary designated dies before such Participant’s death or before complete distribution of the Participant’s benefits, such Participant’s benefits shall be paid in the following order of priority: first, to the Participant’s Surviving Spouse, if any; second, to the Participant’s surviving children, if any, per stirpes; and third, to the estate of such Participant.

Notwithstanding the foregoing, the Surviving Spouse of a Participant shall be deemed to be the Participant’s designated Beneficiary, and shall be entitled to receive any distribution on account of the Participant’s death in a lump sum (or installments, if elected by the Participant’s Surviving Spouse), unless (a) the Participant designates a Beneficiary other than the Surviving Spouse as described above, and (b) such Surviving Spouse consents irrevocably in writing to the designation of such Beneficiary and the Spouse’s consent acknowledges the effect of such designation and is witnessed by a notary public or the Administrator. The requirements of this paragraph may be waived if it is established to the satisfaction of the Administrator that the consent may not be obtained because there is no Spouse or because the Spouse cannot be located or because of such other circumstances as may be prescribed by regulation.

6.8 Information Required from Beneficiary If at, after or during the time when a benefit is payable to any Beneficiary, the Administrator delivers by registered or certified mail to the Beneficiary at the Beneficiary’s last known address a written demand for his or her then address, or for satisfactory evidence of his or her continuing to be alive, or both, and if the Beneficiary fails to furnish the requested information to the Administrator within three years from the mailing of the demand, then the Administrator shall distribute any benefit remaining to be paid upon the death of the Participant to the party next entitled thereto under Section 6.7 above as if the Beneficiary were then deceased.

6.9 Withdrawals Participants may withdraw the vested amounts in their Accounts as provided in this Section 6.9 in cash, or wholly or partly in-kind with respect to the portion of his or her Account invested in the Company Stock Fund. No withdrawal of unvested amounts or amounts attributable to outstanding loans to the Participant shall be permitted. The Administrator may place such reasonable restrictions on the timing or frequency of withdrawals, consistent with applicable law, as it deems appropriate for the administration of the Plan. Withdrawals under this Section 6.9 shall be processed as soon as possible following the request for withdrawal.

(a)	After-Tax Contributions. A Participant who has not incurred a Severance from Employment may withdraw all or part of his or her After-Tax Contribution Account for any reason as of any Valuation Date.

(b)	Attainment of Age 59 1/2. A Participant may withdraw all or part of the vested portion of his or her Accounts for any reason upon attainment of age 59 1/2.

(c)	Rollover Contributions. A Participant may withdraw all or part of his or her Rollover Accounts for any reason as of any Valuation Date.

(d)

Financial Hardship Withdrawals. A Participant who has not incurred a Severance from Employment may make a withdrawal from the vested portion of his or her Pre-Tax Contribution Account (excluding Investment Gain or Loss) and Rollover Account upon written notice to the Administrator on account of a financial hardship as described below. Notwithstanding the foregoing, effective January 1, 2009, a Participant may make a withdrawal from his or her Roth Contribution Account. For purposes of this rule, a distribution is made on account of hardship only if the distribution both is made on account of an immediate and heavy financial need of the Participant and is necessary to satisfy the financial need. The determination of the existence of an immediate and heavy financial need and of the amount necessary to meet the need will be made by the Administrator in accordance with nondiscriminatory and objective standards set forth below. A Participant may make no more than two (2) such withdrawals per Plan Year.

(1)	A distribution is treated as necessary to satisfy an immediate and heavy financial need only to the extent the amount of the distribution is not in excess of the amount required to satisfy the financial need. For this purpose, the amount required to satisfy the financial need may include any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution.

(2)	A distribution is deemed to be on account of an immediate and heavy financial need if the distribution is due to:

(i)	Expenses for (or necessary to obtain) medical care incurred by the Participant, his or her Spouse, dependents (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2) and (d)(1)(B)) or Beneficiary that would be deductible under Code Section 213(d) (determined without regard to whether the expenses exceed 7.5% of adjusted gross income);

(ii)	Costs directly related to the purchase (excluding mortgage payments) of a principal residence of the Participant;

(iii)	The payment of tuition, related educational fees, and room and board expenses for up to the next 12 months of post-secondary education for the Participant, or the Participant’s Spouse, children, dependents (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2) and (d)(1)(B)) or Beneficiary;

(iv)	Payments necessary to prevent the eviction of the Participant from his or her principal residence or foreclosure on the mortgage of the Participant’s principal residence;

(v)	Payments for burial or funeral expenses for the Participant’s deceased parent, Spouse, children, dependents (as defined in Code Section 152, without regard to Code Section 152(d)(1)(B)) or Beneficiary; and

(vi)	Expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income).

(3)

A distribution is not treated as necessary to satisfy an immediate and heavy financial need of a Participant to the extent the need may be relieved from other resources that are reasonably available to the Participant. For purposes of this paragraph, the Participant’s resources are deemed to include those assets of his or her Spouse and minor children that are reasonably available to the Participant. For purposes of this paragraph, the Administrator may rely on the Participant’s representation (made in writing or such other form as the Administrator may determine), unless the Administrator has actual knowledge to the contrary, that the need cannot reasonably be relieved:

(i)	Through reimbursement or compensation by insurance or otherwise;

(ii)	By liquidation of the Participant’s assets;

(iii)	By cessation of Participant contributions to the Plan;

(iv)	By other currently available distributions and nontaxable (at the time of the loan) loans, under plans maintained by the Employer or by any other employer; or

(v)	By borrowing from commercial sources on reasonable commercial terms in an amount sufficient to satisfy the need.

(4)	Upon receiving a hardship withdrawal from the Plan, the Participant is precluded from making Pre-Tax Contributions (excluding Investment Gain or Loss attributable to his or her Pre-Tax Contribution Account) and Catch-Up Contributions, and the Participant is precluded from sharing in Matching Contributions or from making elective contributions to all other plans of the Employer, for six (6) months from the date on which the withdrawal is received by the Participant. All other plans of the Employer include all qualified and nonqualified deferred compensation plans, stock option, stock purchase or similar plans maintained by the Employer.

(5)	The Participant shall provide the Administrator with such written documentation that the requirements of paragraph (2) and (3) above as the Administrator may require.

(e)	Qualified Reservist Distributions. A Participant who has not incurred a Severance from Employment may make a withdrawal from his or her Pre-Tax Contribution Account or Catch-Up Contribution Account that is a qualified reservist distribution, as described below. A Participant shall apply for such distribution in the manner determined by the Administrator. A withdrawal will constitute a qualified reservist distribution if all of the following requirements are met:

(1)	The Participant making such withdrawal is, by reason of being a member of a reserve component (as defined in section 101 of title 37 of the United States Code), ordered or called to active duty for a period in excess of 179 days or for an indefinite period;

(2)	Such withdrawal is made during the period beginning on the date of such order or call and ending on the close of the period of active duty; and

(3)	Such Participant was called to active duty after September 11, 2001 and before December 31, 2007.

(f)	General Rules. The amount available for withdrawal shall be determined as of the Valuation Date that the Trustee processes the request for withdrawal, which shall be as soon as practicable following the Administrator’s transmittal to the Trustee of such request. All withdrawals shall be processed from a Participant’s Accounts (and investment funds in which the Accounts are invested) on a pro-rata basis, to the extent such Account is available for withdrawal.

6.10 Loans The Administrator may, upon application, direct the Trustee to lend a Participant who has not incurred a Severance from Employment an amount not in excess of the lesser of: (i) 50% of his or her vested Accounts or (ii) $50,000, reduced by the excess, if any, of the highest outstanding balance of all other loans from the Plan to the Participant during the one-year period ending on the day before the loan was made over the outstanding balance of loans from the Plan on the date on which such loan was made, determined as of the Valuation Date coincident with or immediately preceding the date the Participant applies for the loan. A Participant may have no more than two (2) loans outstanding at any time. All loans shall be subject to the approval of the Administrator. In addition to such rules as the Administrator may adopt, all loans shall comply with the following terms and conditions:

(a)	An application by a Participant for a loan from the Plan shall be made in a form prescribed by the Administrator, whose action thereon shall be final. Loans shall be processed as of any date. An application fee may be charged for a Participant who requests a loan, in an amount determined from time to time by the Administrator.

(b)

The period of repayment for any loan shall be arrived at by mutual agreement between the Administrator and the borrower, but such period in no event shall exceed five years (20 years for residential loans). Repayment of interest and principal shall be according to a substantially level amortization schedule of payments, with payments not less frequently than quarterly. Repayment of interest and principal shall be by payroll deduction. Loans may be prepaid at any time, without penalty. Loan repayments shall be allocated to a Participant’s Accounts on a pro-rata basis from those Accounts from which the loan was distributed below and shall be invested pursuant to a Participant’s current investment elections.

(c)	Each loan shall be made against collateral being the assignment of the borrower’s right, title and interest in and to the Trust Fund to the extent of the borrowed amount, supported by the borrower’s collateral promissory note for the amount of the loan, including interest, payable to the order of the Trustee.

(d)	Each loan shall bear interest based on the prime rate, plus one (1) percent, at the time the loan is processed.

(e)	The minimum loan amount available for any Participant is $1,000.

(f)	The loan repayments of any Participant who is in Qualified Military Service shall be suspended under the Plan as permitted under Code Section 414(u)(4). A Participant on any other unpaid leave of absence shall continue to pay the loan in accordance with its terms by certified check or money order made payable to the Trustee.

(g)

Except in the case of Qualified Military Service, upon a Participant’s Severance from Employment when such Participant has an outstanding loan, the Participant’s loan shall become due and payable upon the earlier of (1) the date the Participant receives a distribution of his or her Accounts, or (2) the last day of the calendar quarter after the calendar quarter of the Participant’s Severance from Employment. The Participant’s failure to pay the loan balance, plus accrued interest, within this time shall result in the loan being in default.

(h)	In the event of a default, the Participant shall repay the remaining loan balance directly to the Trustee by certified check or money order. If the loan is not timely repaid, there shall be deemed to have occurred a distribution equal to the then outstanding balance of the loan, plus any accrued but unpaid interest, and the Participant’s Accounts shall be debited accordingly. For purposes of this Section 6.10, default means a Participant’s failure to repay the loan when due. A default hereunder shall occur within the time set forth in Code Section 72(p) and Treasury Regulations thereunder.

(i)	All loans shall be processed from the Participant’s Accounts in the manner set forth in Section 6.9(f).

6.11 Lost Participants Definitions of Lost Participant. A Participant or Beneficiary will be treated as a “Lost Participant” if a communication (such as a statement of the Participant’s or Beneficiary’s account, a notice, disclosure statement, or check) is returned by the United States Postal Service as undeliverable after it was mailed to the Participant or Beneficiary using the address for the Participant or Beneficiary reflected in the records of the Employer or the Administrator as the most recent mailing address.

(a)	Forfeiture and Reinstatement of the Accounts of Lost Participants. Notwithstanding any provisions of the Plan to the contrary, if a Lost Participant is entitled to a benefit payable under the Plan and reasonable efforts to locate the Lost Participant have been unsuccessful, then amounts distributable to the Lost Participant will be treated as a forfeiture under the Plan in accordance with paragraph (f) below. The amount shall be deemed to be forfeited five (5) years after the first unsuccessful effort to locate the Lost Participant. If a Lost Participant makes a claim for reinstatement of a benefit forfeited under this paragraph, such benefit will be reinstated in an amount equal to the amount of the benefit on the date of forfeiture.

(b)	Exclusion of Lost Participants from Mandatory Distribution Provisions. In addition to and notwithstanding any provision of the Plan to the contrary, a Lost Participant who is eligible for a distribution is not subject to the Plan’s mandatory distribution provisions that would otherwise result in the “cash out” of such amounts without the Lost Participant’s consent.

(c)	Treatment of Amounts Attributable to Stale Checks. If a distribution check has been issued and outstanding for more than 180 days and reasonable efforts to locate the Participant or Beneficiary have been unsuccessful, the amount of the check will be re-deposited into the Plan and treated as a forfeiture hereunder.

(d)	Escheat Proceedings. If the Plan is joined as a party to escheat proceedings involving a forfeited amount or Participant’s or Beneficiary’s account, the Plan will comply with the final judgment as if it were a claim filed by the Participant or Beneficiary and will make payment in accordance with the judgment.

(e)	Forfeiture Account. At the direction of the Administrator, amounts held in the Forfeiture Account attributable to forfeitures under this Section shall be used to pay Plan expenses, reduce Matching Contributions, or as otherwise directed in accordance with the Plan.

ARTICLE VII

TRUST FUND

7.1 Exclusive Benefit of Eligible Employees and Beneficiaries All contributions under the Plan shall be paid to the Trustee and deposited in the Trust Fund. All assets of the Trust Fund, including Investment Gain or Loss, shall be retained for the exclusive benefit of Participants and Beneficiaries and shall be used to pay benefits to such persons or to pay administrative expenses of the Plan and Trust Fund to the extent not paid by the Employer in its discretion. Except as provided in Section 4.3 or as otherwise permitted by law, the assets of the Trust Fund shall not revert to or inure to the benefit of the Employer.

7.2 Investment of Accounts Each Participant shall direct, in accordance with the terms, conditions and procedures established from time to time by the Committee, the manner in which the amounts allocated to each of his or her Accounts shall be invested from among the investment funds made available from time to time by the Committee. The Committee reserves the right to add and/or delete investment funds in accordance with the procedures established from time to time by the Committee, except that, subject to Section 9.4, there shall be a Company Stock Fund and the Committee may not eliminate such fund. A Participant may designate one of such investment funds for all the amounts allocated to such portion of his or her Accounts, or he or she may split the investment of the amounts allocated to such portion of his or her Accounts between such investment funds in such increments as the Committee may prescribe; provided, however, a Participant may not direct the investment of more than 20% of the Participant’s Pre-Tax Contributions, Catch-Up Contributions, Roth Contributions, and Matching Contributions into the Company Stock Fund and the Participant may not direct the investment of any existing amounts of his or her Accounts into the Company Stock Fund if such direction would result in more than 20% of the Participant’s total value of his or her Accounts being invested in the Company Stock Fund.

Notwithstanding Section 5.2(a), all earnings and expenses, including commissions and transfer taxes, realized or incurred in connection with any investments pursuant to a Participant’s (or Beneficiary’s) directions shall be credited or charged to the Participant’s (or Beneficiary’s) Account for which the investment is made, except to the extent paid by the Employer in its discretion. To the extent permitted by ERISA, no person who is otherwise a fiduciary under the Plan shall be liable under ERISA for any loss, or by reason of any breach which results from such Participant’s (or Beneficiary’s) direction of investments hereunder. Investment options may be added, changed or eliminated at any time by the Trustee at the direction of the Committee, or if applicable pursuant to Section 9.4, the Independent Fiduciary with respect to Plan assets invested in the Company Stock Fund.

On an interim basis, pending payment of benefits or permanent investment of available options, the Trustee may retain and invest any reasonable portion of an investment option in property other than specified as the primary type of investment for that option, or hold any portion of an investment option in cash.

A Participant (or Beneficiary of a deceased Participant) may elect to change the manner in which his or her existing Accounts and/or future contributions are invested during a Plan Year in accordance with terms, conditions and procedures established by the Committee, as provided herein. The Plan shall offer not less than three (3) investment options, in addition to the Company Stock Fund, each of which are diversified and have materially different risk and return characteristics, subject to the restrictions of Code Section 401(a)(35)(D)(ii).

ARTICLE VIII

VOTING RIGHTS AND TENDER OFFERS

8.1 General Company Stock may be subject to an offer to purchase or otherwise acquire from time to time (an “Offer”). In addition, Company Stock may carry the right to vote on particular (or all) issues subject to a vote by shareholders of the Company and such votes may be subject to proxy solicitations. This Article sets forth provisions governing responses to such Offers for and such voting of Company Stock held under the Trust Agreement and for responses to proxy solicitations. The provisions of this Article, and the corresponding provisions in the Trust Agreement, are to be construed identically.

8.2	Voting of Company Stock

(a)	Participants Entitled to Vote. Participants entitled to instruct the Trustee with regard to voting shall be those Participants, including Beneficiaries, (the “Eligible Participants”) who have any portion of their Accounts in the Company Stock Fund. The list of Eligible Participants will be fixed by the Committee as of the last day of the month next preceding the record date established by the Board for the matter or matters to be voted on (the “Determination Date”). However, if such Determination Date is less than twenty-five days prior to such record date, the applicable Determination Date shall be the last day of the second preceding month. Eligible Participants shall be named fiduciaries (under ERISA Section 403(a)(1)) for purposes of directing the Trustee under this Section.

(b)	Number of Shares. The number of shares allocated to an Eligible Participant for purposes of voting will be the number of shares (and fractional shares) credited to the portion of the Account of such Eligible Participant invested in the Company Stock Fund as of the close of business on the applicable Determination Date.

(c)	Notification of Participants. In connection with the solicitation of proxies, the Committee (or, if appointed at such time in accordance with Section 9.4, the Independent Fiduciary), on behalf of the Trustee, shall notify all Eligible Participants of their rights with respect to voting and:

(1)	Shall furnish to the Eligible Participants all soliciting and other materials furnished to the Company’s shareholders generally concerning the matter or matters to be voted on;

(2)	Shall solicit for the Trustee voting instructions from the Eligible Participants concerning such matter or matters;

(3)	Shall state in the notice the date as of which instructions must be received by the Company from Eligible Participants in order to be considered timely;

(4)	Shall notify each Participant in writing of the number of shares of Company Stock as to which such Participant is entitled to give voting instructions to the Trustee under Section 8.2(b); and

(5)	Shall state in such notice that the Participant’s instructions shall also apply to his or her portion of the undirected shares (described below).

(d)	Voting of Shares: Each Participant is entitled to direct the Trustee with respect to the voting of the shares allocated to such Participant under Section 8.2(b) as well as the Participant’s portion of undirected shares. The Trustee shall follow timely and proper instructions received from Participants.

(1)	The portion of undirected shares allocable to each Eligible Participant from whom timely and proper directions are received shall be equal to the total number of undirected shares multiplied by a fraction. The numerator of the fraction shall be the number of shares allocated to the Eligible Participant under Section 8.2(b) and the denominator of the fraction will be the total number of shares allocated under Section 8.2(b) to Eligible Participants from whom timely and proper instructions are received.

(2)	The total number of undirected shares shall be the sum of all shares for which timely and proper instructions are not received, shares credited to the Company Stock Fund after the applicable Determination Date but on or before the record date for the vote in question, less undirected shares sold or otherwise disposed of by the Company Stock Fund after the applicable Determination Date but on or before such record date, and shares held in a suspense account and not allocated to Participants’ Accounts as of the Determination Date.

(e)	Action by Trustee: As soon as practicable prior to the Annual Meeting or other meeting or voting deadline for which proxies have been solicited, the Trustee shall execute and deliver to the Company a proxy or proxies which accord with the rules of Section 8.2(b).

8.3 Tender Offers In the event any offer is made to shareholders generally by any person, corporation or other entity (the “Offeror”) to purchase or otherwise acquire any or all of the Company Stock, including Company Stock then held in the Company Stock Fund (an “Offer”), such Company Stock shall be tendered for sale or exchange by the Trustee only in accordance with directions from Participants as provided below:

(a)

Participants Entitled to Direct Trustee: Participants entitled to instruct the Trustee with regard to an Offer shall be those Participants, including beneficiaries, (the “Eligible Participants”) who have any portion of their Accounts in the Company Stock Fund. The list of Eligible Participants will be fixed as of the last day of the month next preceding the date on which copies of the offer or invitation for tenders are first published or sent or given to the Company’s shareholders (the

“Determination Date”). However, if such Determination Date is less than twenty-five days prior to such date on which copies of the offer or invitation for tenders are first so published or sent or given, the applicable Determination Date shall be the last day of the second preceding month. Eligible Participants shall be named fiduciaries (under ERISA Section 403(a)(1)) for purposes of directing the Trustee under this Section.

(b)	Number of Shares: The number of shares initially allocated to an Eligible Participant for purposes of directing a response to an Offer will be the number of shares (and fractional shares) credited to the portion of the Account of such Eligible Participant invested in the Company Stock Fund as of the close of business on the applicable Determination Date.

(c)	Notification of Participants: In connection with the solicitation of instructions, the Committee (or, if appointed at such time in accordance with Section 9.4, the Independent Fiduciary), on behalf of the Trustee, shall notify all Eligible Participants of their rights with respect to directing the disposition of shares under this Section 8.3 and:

(1)	Shall furnish to the Eligible Participants all materials and written information furnished to the Company’s shareholders generally by the Offeror and by the Company in connection with the Offer;

(2)	Shall solicit for the Trustee instructions from the Eligible Participants concerning the Offer;

(3)	Shall state in the notice the date as of which instructions must be received by the Company from Eligible Participants in order to be considered timely;

(4)	Shall notify each Eligible Participant in writing of the number of shares of Company Stock as to which such Eligible Participant is entitled to give instructions to the Trustee under 8.3(b); and

(5)	Shall state in such notice that the Eligible Participant’s instructions shall also apply to his or her portion of the undirected shares (described below).

(d)	Direction of Shares: Each Eligible Participant is entitled to give the Trustee instructions which are consistent as to all (but not less than all) of the shares allocated to such Eligible Participant under 8.3(b) as well as the Eligible Participant’s portion of undirected shares. For instance, the Eligible Participant may direct the Trustee to tender all such shares, or not to tender all such shares. The Trustee shall follow timely and proper instructions received from Eligible Participants.

(1)	The portion of undirected shares allocable to each Eligible Participant from whom timely and proper directions are received shall be equal to the total number of undirected shares multiplied by a fraction. The numerator of the fraction shall be the number of shares allocated to the Eligible Participant under 8.3(b) and the denominator of the fraction will be the total number of shares allocated under 8.3(b) to Eligible Participants from whom timely and proper instructions are received.

(2)	The total number of undirected shares shall be the sum of all shares for which timely and proper instructions are not received, shares credited to the Company Stock Fund after the applicable Determination Date but on or before the record date for the vote in question, less shares sold or otherwise disposed of by the Company Stock Fund after the applicable Determination Date but on or before such record date, and shares held in a suspense account and not allocated to Participants’ Accounts as of the Determination Date.

(3)	The Trustee will tender undirected shares proportionately from all Participant Accounts (as well as any suspense account) which contain undirected shares. For example, if the Trustee receives directions which are, in the aggregate, 25% in favor of tendering and 75% against tendering, it will tender one share from an Account with four undirected shares.

(e)	Withdrawals of Shares: In the event, under the terms of an Offer or otherwise, any shares of Company Stock tendered for sale or exchange pursuant to such Offer may be withdrawn from such Offer, the Trustee will follow timely and proper instructions from Eligible Participants respecting the withdrawal of shares from the Offer in the same manner as instructions under 8.3(d).

(f)

Multiple Offers: If more than one Offer is made covering overlapping time periods for Company Stock in the Company Stock Fund, the Trustee will follow the rules of this 8.3 with respect to all such Offers. This may require (1) more than one notification to Eligible Participants under 8.3(c); (2) soliciting instructions from Eligible Participants as to whether they wish to withdraw shares from one Offer and tender them for sale or exchange under another Offer, and (3) soliciting instructions from Eligible Participants who have rejected one Offer to see whether they wish to direct the tender of shares for sale or exchange under another Offer.

(g)	Allocation of Shares Accepted by Offeror: In the event that the Offeror takes up and pays for fewer than all of the shares tendered for sale or exchange by the Trustee on behalf of Eligible Participants, then the Trustee shall, to the extent necessary, reduce the number of shares proffered from each Account proportionately. The Trustee shall use a random method to the extent necessary to allocate any residual fractional shares among Accounts.

(h)	Treatment of Proceeds: In the event that shares are tendered for sale or exchange on behalf of an Eligible Participant pursuant to this Section, the proceeds (cash or otherwise) received upon the acceptance of such tender or exchange by the Offeror shall be credited to the particular Accounts of such Eligible Participant as of the Valuation Date for this purpose, which shall be the last day of the month immediately preceding the receipt of such proceeds. The cash proceeds so credited shall, as of the close of business on such Valuation Date, purchase units and fractions of units in accordance with the allocation then in effect for such Eligible Participant’s own contributions. The non-cash proceeds (if any) so credited shall be held by the Trustee pending further instructions from the Committee, or, if appointed pursuant to Section 9.4 at such time, the Independent Fiduciary.

8.4 ERISA Section 404(c) The investment options provided hereunder are intended to meet the requirements of ERISA Section 404(c). The Committee shall be the “404(c) fiduciary” for the Plan; provided, however, if appointed at the particular time in accordance with Section 9.4, the Independent Fiduciary shall act as the “404(c) fiduciary” responsible for ensuring the confidentiality of the voting process. The Independent Fiduciary may employ advisors with regard to its responsibility hereunder.

ARTICLE IX

ADMINISTRATION

9.1 Duties and Responsibilities of Fiduciaries; Allocation of Responsibility Among Fiduciaries for Plan and Trust Administration A fiduciary under the Plan shall have only those specific powers, duties, responsibilities and obligations as are specifically given him or her under the Plan or the Trust Agreement. The Employers shall have the sole responsibility to make the contributions provided for under Sections 4.1 and 4.2. The Committee shall have the sole responsibility for the administration of the Plan; the right to appoint and remove a member of the Committee, the Trustee, an Independent Fiduciary in accordance with Section 9.4, and any Investment Manager which may be provided for hereunder or under the Trust; and, except as otherwise provided herein, the right to designate the investment funds available for Participants to direct the investment of their Accounts. Except as provided in the Trust Agreement and within the scope of any funding and investment policies designated by the Committee, the Trustee shall have the sole responsibility for the administration of the Trust except with respect to any assets managed by an Investment Manager or the Independent

Fiduciary. It is intended that each fiduciary shall be responsible for the proper exercise its own powers, duties, responsibilities and obligations under the Plan and the Trust Agreement and shall not be responsible for any act or failure to act of another fiduciary. A person may serve in more than one fiduciary capacity with respect to the Plan.

9.2 Allocation of Duties and Responsibilities The Committee may designate the Administrator and any other persons to carry out any of its duties and responsibilities under the Plan. Any duties and responsibilities thus allocated must be described in the Plan or in a written instrument signed by the Committee, and any such person must acknowledge in writing his or her acceptance of the duties and responsibilities thus allocated to him or her.

9.3 Membership of the Committee The members of the Committee shall elect a Chairperson of the Committee. The Chairperson of the Committee shall be the agent for service of legal process on the Plan. The Committee shall be comprised of at least three (3) members. The Committees’ members who are Employees shall serve without compensation. The Committee shall have the power to remove any member of the Committee upon written notice to the member. A member may resign at any time from the Committee upon ten (10) days’ written notice to each other member of the respective Committee; provided however, that the Committee may, in its discretion, waive the requirement that notice be given in advance of resignation. If any of the above provisions are inconsistent with the charter from time to time approved for the respective Committee by the Board, the provisions of such charter shall control.

9.4 Independent Fiduciary The Committee may, at its sole discretion, appoint an Independent Fiduciary, who must be an Investment Manager, with the sole and exclusive authority and responsibility on behalf of the Plan to exercise all authority to:

(a)	Determine whether acquiring or holding Company Stock in the Plan is no longer consistent with the Act, and, if not consistent with the Act, to determine whether to:

(1)	Prohibit or limit the Plan from further purchases or holdings of Company Stock (for example, as a percentage of a Participant’s Account) or increasing the Company Stock Fund’s holding of cash or cash equivalent investments, and in the event of such prohibition or limitation, to designate, as necessary, an alternative investment fund for the investment of the proceeds or contributions pending further investment directions from the Participants and Beneficiaries;

(2)	Liquidate some or all of the Plan’s holdings in the Company Stock Fund and determine how such liquidation should be accomplished and in the event of such liquidation, to designate, as necessary, an alternative investment fund for the investment of the proceeds or contributions pending further investment directions from the Participants and Beneficiaries; or

(3)

Terminate the availability of the Company Stock Fund as an investment option under the Plan on such terms and conditions as the Independent Fiduciary shall deem prudent and in the interests of the Plan, Participants and Beneficiaries (and notwithstanding any Participant or Beneficiary investment directions to the contrary), including the determination of the manner and timing of termination of the Company Stock Fund and orderly liquidation of its assets and designation of an alternative investment fund for the investment of the proceeds or contributions pending further investment directions from the Participants and Beneficiaries;

(b)	Manage (including the power to direct the acquisition and disposition for investment purposes) any and all assets of the Company Stock Fund; provided that in managing the Company Stock Fund, the Independent Fiduciary shall follow the directions of participants and beneficiaries with respect to the transfer of assets to or out of the Company Stock Fund and shall maintain the Company Stock Fund invested almost exclusively in shares of stock of the Company (other than for the purpose of maintaining sufficient liquidity). Notwithstanding the foregoing, to the extent that the Independent Fiduciary determines that following such instructions are inconsistent with its duties as a fiduciary with respect to the Plan under ERISA (other than the duty of diversification), the Independent Fiduciary shall have the power to invest the assets of the Company Stock Fund in such other investments as it deems prudent under the circumstances and shall not be obligated to follow such instructions;

(c)	Instruct the Trustee or its designee as necessary to carry out its duties and responsibilities hereunder; and

(d)	Serve as the fiduciary responsible for ensuring the confidentiality of the proxy voting process.

Upon such appointment, the Committee shall not be liable for the responsibilities and acts of the Independent Fiduciary. An Independent Fiduciary may be removed by the Committee at any time and within its sole discretion.

9.5 Voting and Meetings The Committee shall act by a majority vote of its members at a meeting, or by written consent of a majority of its members without a meeting, provided that all members are provided notice of such action. The Committee shall schedule regular meetings, which may be in person or by telephone, provided that each person may address the Committee and be heard by each other person. Any member may call a special meeting by giving reasonable notice to the other members. If any of the above provisions are inconsistent with the charter from time to time approved for the respective Committee by the Board, the provisions of such charter shall control.

9.6 Expenses Expenses authorized and incurred by the Committee in the administration of the Plan may be paid from assets of the Plan provided that such payment is consistent with ERISA. Any such expenses not paid by the Plan shall be paid by the Employers or the Company, as the Committee determines.

9.7 Claims Procedures General. Any Participant or Beneficiary (“Claimant”) who believes that he or she is entitled to receive a benefit under the Plan, including one greater than that initially determined by the Administrator or its delegate, may file a claim in writing with the Administrator or its delegate.

(a)	Review of Claims. The Administrator or its delegate shall, within 90 days of the receipt of a claim, either allow or deny the claim in writing, subject to extension as described below in Section 9.7(g).

(b)	Notice of Claim Denial. A denial of a claim shall be written in a manner calculated to be understood by the Claimant and shall include:

(1)	The specific reason or reasons for the denial;

(2)	Specific references to pertinent Plan provisions on which the denial is based;

(3)	A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary;

(4)	An explanation of the Plan’s claims review procedures; and

(5)	In addition, for Disability coverage claims, any specific rule, guideline or protocol that was relied upon, or a statement that such rule, guideline or protocol was relied upon and that the Claimant may request a copy of such rule, guideline or protocol free of charge.

(c)	Access to Information and Documents. After denial of a claim, a Claimant may request and receive reasonable access to and copies of relevant documents, records and other information in the Company’s possession free of charge. Relevant documents, records and other information are those that:

(1)	Were relied on in making the determination;

(2)	Were submitted, considered, or generated in the course of making the determination; or

(3)	Demonstrate compliance with the Plan’s administrative processes or safeguards.

(d)	Appeal of Claim Denial. A Claimant (or his or her duly authorized representative) whose claim is denied may, within 60 days after receipt of denial of the claim:

(1)	Submit a written request for review to the Administrator;

(2)	Review pertinent documents; and

(3)	Submit issues and comments in writing.

(e)	Review of Appeal of Claim Denial. The Committee or its delegate shall notify the Claimant of its decision on review within 60 days of receipt of a request for review on appeal, subject to extension as described below in Section 9.7(g). The decision on review shall be written in a manner calculated to be understood by the Claimant and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

(f)	Extension of Review Period. The 90-day and 60-day periods described in Sections 9.7(b) and 9.7(f), respectively, may be extended at the discretion of the Committee or its delegate for a second 90-day or 60-day period, as the case may be, provided that written notice of the extension is furnished to the Claimant prior to the termination of the initial period, indicating the special circumstances requiring such extension of time and the date by which a final decision is expected.

(g)	Finality of Review on Appeal. Claimants shall not be entitled to challenge the Committee’s (or its delegate’s) determinations in judicial or administrative proceedings without first complying with the procedures in the Plan. The decisions made pursuant to this Section 9.7 are final and binding on Claimants and any other party; provided, however, that a Claimant who has exhausted the administrative claims procedure set forth in the Plan may seek review of his or her claim before a court of competent jurisdiction within twelve (12) months of the date such claim is finally denied.

9.8 Records and Reports The Committee shall exercise such authority and responsibility as it deems appropriate in order to cause the Plan to comply with ERISA and the Code and governmental regulations issued thereunder.

9.9 Other Administrative Powers and Duties The Committee (and the Administrator to the extent so delegated by the Committee) shall have such authority and powers as it deems appropriate to discharge its duties hereunder, including, but not by way of limitation, the discretionary authority and power:

(a)	To construe and interpret the Plan; to decide all questions arising thereunder, including, without limitation, questions of eligibility for participation, eligibility for benefits, the validity of any election made under the Plan, and the amount, manner and time of payment of any benefits hereunder; and to make factual determinations necessary or appropriate for such decisions or determination;

(b)	To prescribe procedures to be followed by Participants or Beneficiaries filing applications for benefits or other elections, designations and forms under the Plan;

(c)	To prepare and distribute information explaining the Plan;

(d)	To receive from the Employers and from Participants or Beneficiaries such information as shall be necessary for the proper administration of the Plan;

(e)	To furnish the Company, upon request, such reports with respect to the administration of the Plan as are reasonable and appropriate;

(f)	To receive, review and keep on file, as it deems convenient or proper, reports of the financial condition, and of the receipts and disbursements, of the Trust Fund from the Trustee;

(g)	To appoint or employ advisors, including legal and actuarial counsel or Investment Managers, to render advice with regard to any responsibility of the Committee under the Plan or to assist in the administration of the Plan; and

(h)	To rule on claims, and to determine the validity of qualified domestic relations orders described in Code Section 414(p) and to comply with such orders.

All such constructions, interpretations, determinations and rulings made pursuant to such discretionary authority shall be final, conclusive and binding on all interested Participants and Beneficiaries, unless it can be shown that the construction, interpretation, determination or ruling was arbitrary and capricious.

9.10 Rules and Decisions The Committee may adopt such rules as it deems necessary, desirable, or appropriate. All rules and decisions of the Committee shall be uniformly and consistently applied to all Participants in similar circumstances. When making a determination or calculation, the Committee shall be entitled to rely upon information furnished by a Participant or Beneficiary, the Employer, the legal counsel of the Employer, or the Trustee.

9.11 Authorization of Benefit Payments The Committee shall issue proper directions to the Trustee concerning all benefits which are to be paid from the Trust Fund pursuant to the provisions of the Plan.

9.12 Application and Forms for Benefits The Committee shall require a Participant to complete and file with it the necessary forms and pertinent information requested by it. The Committee may rely upon all such information so furnished to it, including the Participant’s current mailing address.

9.13 Facility of Payment Whenever, in the Committee’s opinion, a person entitled to receive any payment of a benefit or installment thereof hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his or her financial affairs, it may direct the Trustee to make payments to such person or to his or her legal representative or to a relative or friend of such person for his or her benefit, or it may direct the Trustee to apply the payment for the benefit of such person in such manner as it considers advisable.

9.14 Indemnification The Employers, and each of them, shall indemnify each individual who is an officer, director or Employee of the Employer who may be called upon or designated to perform duties or to exercise authority or responsibility with respect to the Plan and shall save and hold him or her harmless from any and all claims, damages, and other liabilities, including without limitation all expenses (including attorneys’ fees and costs), judgments, fines and amounts paid in settlement and actually and reasonably incurred by him or her in connection with any action, suit or proceeding, resulting from his or her alleged or actual breach of such duties, authority or responsibility, whether by negligence, gross negligence or misconduct, to the maximum extent permitted by law; provided, however, that this indemnification shall not apply to an individual if a court of competent jurisdiction finally determines that such individual has actually breached his or her fiduciary duties to the Plan or engaged in a prohibited transaction involving Plan assets, unless (a) the individual concerned acted in good faith and in a manner he or she reasonably believed not opposed to the best interests of the Plan, and (b) with respect to a criminal action or proceeding, the individual also did not have reasonable cause to believe his or her conduct was unlawful.

9.15 Action by Company Any action by the Company under the Plan shall be taken by a duly adopted resolution of the Company, or by any person or persons duly authorized by the Board to take such action. Any Employer that has adopted the Plan with approval of the Company shall be deemed, by the continuing participation of such Employer in the Plan, to accept any action of the Company.

ARTICLE X

MISCELLANEOUS

10.1 Non-guarantee of Employment Nothing contained in the Plan shall be construed as a contract of employment between the Employer and any Employee, or as a right of any Employee to be continued in the employment of the Employer, or as a limitation of the right of the Employer to discharge any of its Employees, with or without cause.

10.2 Rights to Trust Assets No Employee or Beneficiary shall have any right to, or interest in, any assets of the Trust Fund upon Severance from Employment or otherwise, except as provided from time to time under the Plan, and then only to the extent of the benefits payable under the Plan to such Employee out of the assets of the Trust Fund. All payments of benefits as provided for in the Plan shall be made solely out of the assets of the Trust Fund.

10.3 Non-alienation of Benefits Except as may be permitted by law, and except as may be required or permitted by a qualified domestic relations order as defined in Code Section 414(p), benefits payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, garnish or otherwise dispose of or levy upon any right to benefits payable hereunder shall be void. The preceding sentence shall not apply, however, to an order or requirement to pay funds to the Plan arising under a judgment or conviction for a crime involving the Plan or under a civil judgment entered by a court in an action alleging a violation of Part 4 of ERISA to the extent permitted under Code Section 401(a)(13)(C) and ERISA Section 206(d)(4). The Trust Fund shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.

10.4 Discontinuance of Employer Contributions In the event of complete discontinuance of contributions to the Plan by the Employer, the Accounts of all Participants who are then Employees of such Employer shall become fully vested and nonforfeitable as of the date of such discontinuance.

10.5 Plan Administration – Miscellaneous

(a)	Masculine and Feminine, Singular and Plural

Whenever used herein, pronouns shall include the opposite gender, and the singular shall include the plural, and the plural shall include the singular, whenever the context plainly requires.

(b)	No Additional Rights

No person shall have any rights in or to the Trust Fund or any part thereof, or under the Plan, except as, and only to the extent, expressly provided for in the Plan. Neither the establishment of the Plan, the establishment of Participant Accounts nor any action of the Employer or the Committee shall be held or construed to confer upon any person any right to be continued as an Employee, or, upon dismissal, any right or interest in the Trust Fund other than as herein provided. The Employer expressly reserves the right to discharge any employee at any time.

(c)	Governing Law

The Plan shall be construed in accordance with ERISA and applicable federal law, or the laws of the State of Texas to the extent not preempted by federal law, wherein venue shall lie for any dispute arising hereunder.

(d)	Severability

If any provision of the Plan is held illegal or invalid for any reason, such determination shall not affect the remaining provisions of the Plan. The remaining provisions shall be construed as if said illegal or invalid provision had never been included.

ARTICLE XI

AMENDMENTS

11.1 Amendments Generally The Company reserves the right to make from time to time any amendment or amendments to the Plan or Trust, by action of the Board or its designee; provided, however, that any amendments to the Plan or Trust Agreement that do not have a significant cost impact on an Employer may also be made by the Committee. Such amendments may not cause any part of the Trust Fund to be used for, or diverted to, any purpose other than for the exclusive benefit of Participants or their Beneficiaries. No amendment to the Plan shall decrease a Participant’s Accounts or eliminate an optional form of distribution, except as may be permitted by the Code or ERISA.

11.2 Amendments to Vesting Schedule Any amendment to the Plan which alters the vesting schedule for benefits shall be deemed to include the following terms:

(a)	The vested percentage of a Participant in that portion of his or her Accounts under the Plan derived from Employer contributions made for Plan Years ending with or within the later of the date such amendment is adopted or the date such amendment becomes effective shall not be reduced; and

(b)	Each Participant having not less than three Years of Service at the end of the election period described in the following sentence shall be permitted to elect irrevocably to have his or her vested percentage computed under the Plan without regard to such amendment. Such election must be made within 60 days from the latest of (1) the date the amendment was adopted, (2) the date the amendment became effective, or (3) the date the Participant was issued written notice of such amendment by the Committee. Notwithstanding the preceding sentence, no election need be provided for any Participant whose nonforfeitable percentage in his or her Account under the Plan, as amended at any time, cannot be less than such percentage determined without regard to such amendment.

ARTICLE XII

SUCCESSOR EMPLOYER AND MERGER OR CONSOLIDATION OF PLANS

12.1 Successor Employer In the event of the dissolution, merger, consolidation or reorganization of the Employer, provision may be made by the Board by which the Plan and Trust will be continued by the successor; and, in that event, such successor shall be substituted for the Employer under the Plan. The substitution of the successor shall constitute an assumption of Plan liabilities by the successor, and the successor shall have all of the powers, duties and responsibilities of the Employer under the Plan.

12.2 Plan Assets There shall be no merger or consolidation of the Plan with, or transfer of assets or liabilities of the Trust Fund to, any other plan of deferred compensation maintained or to be established for the benefit of all or some of the Participants of the Plan, unless each Participant would (if the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated), and unless a duly adopted resolution of the Board authorizes such merger, consolidation or transfer of assets.

ARTICLE XIII

PLAN TERMINATION

13.1 Right to Terminate In accordance with the procedures set forth herein, the Company, by action of the Board or its designee, may terminate the Plan at any time, in whole or in part.

13.2 Liquidation of the Trust Fund Upon the complete or partial termination of the Plan, the Accounts of all Participants affected thereby shall become fully vested and nonforfeitable, to the extent funded, and the Committee shall direct the Trustee to distribute the assets remaining in the Trust Fund, after payment of any expenses properly chargeable thereto, to Participants and Beneficiaries based upon their respective Account balances.

13.3 Manner of Distribution To the extent that no discrimination in value results, any distribution upon termination of the Plan may be made, in whole or in part, in cash, or in securities or other assets in kind, as the Committee may determine. All non-cash distributions shall be valued at fair market value at date of distribution.

ARTICLE XIV

DETERMINATION OF TOP-HEAVY STATUS

14.1 General Notwithstanding any other provision of the Plan to the contrary, for any Plan Year in which the Plan is a Top-Heavy Plan, as defined below, the provisions of this Article shall apply, but only to the extent required by Code Section 416 and the regulations thereunder. This Article shall be applied separately to the Company and Employers that are Affiliates of the Company, and to each Employer (and its Affiliates) that are not Affiliates of the Company.

14.2 Top-Heavy Plan The Plan shall be Top-Heavy and an Aggregation Group shall be a Top-Heavy Group if as of the Determination Date for such Plan Year the sum of the Cumulative Accrued Benefits and Cumulative Accounts of Key Employees for the Plan Year exceeds 60% of the aggregate of all the Cumulative Accounts and Cumulative Accrued Benefits.

(a)	If the Plan is not included in a Required Aggregation Group with other plans, then it shall be Top-Heavy only if (1) when considered by itself it is a Top-Heavy Plan and (2) it is not included in a Permissive Aggregation Group that is not a Top-Heavy Group.

(b)	If the Plan is included in a Required Aggregation Group with other plans, it shall be Top-Heavy only if the Required Aggregation Group, including any permissively aggregated plans, is Top-Heavy.

14.3 Cumulative Accrued Benefits and Cumulative Accounts The determination of the Cumulative Accrued Benefits and Cumulative Accounts under the Plan shall be made in accordance with Code Section 416 and the regulations thereunder. The determination of the Plan’s Top-Heavy status shall relate to the proper Determination Date and Valuation Date.

14.4 Definitions

(a)	“Aggregation Group” means either a Required Aggregation Group or a Permissive Aggregation Group.

(b)	“Determination Date” means with respect to any Plan Year, the last day of the preceding Plan Year or in the case of the first Plan Year of any plan, the last day of such Plan Year or such other date as permitted by the Secretary of the Treasury or his or her delegate.

(c)	“Employer” means Employer and Affiliates.

(d)	“Key Employee” means those individuals described in Code Section 416(i)(1) and the regulations hereunder.

(e)	“Non-Key Employee” means those individuals who are not Key Employees and includes former Key Employees.

(f)	“Permissive Aggregation Group” means a Required Aggregation Group plus any other plans selected by the Employer provided that all such plans when considered together satisfy the requirements of Code Sections 401(a)(4) and 410.

(g)	“Required Aggregation Group” means a plan maintained by the Employer in which a Key Employee is a participant or which enables any plan in which a Key Employee is a participant to meet the requirements of Code Section 401(a)(4) or 410 (including any terminated plan which terminated within five years of the Determination Date).

(h)	“Valuation Date” means the first day of each Plan Year.

14.5 Minimum Contributions For each Plan Year in which the Plan is Top-Heavy, minimum Employer contributions for a Participant who is a Non-Key Employee shall be required to be made on behalf of each Participant who is employed by the Employer on the last day of the Plan Year, regardless of his or her Compensation and regardless of the number of Hours of Service he or she has completed during such Plan Year. The amount of the minimum contribution shall be the lesser of the following percentages of compensation (as defined in Code Section 415(c)(3)):

(a)	3%, or

(b)	The highest percentage at which Employer contributions are made under the Plan for the Plan Year on behalf of any Key Employee.

(1)	For purposes of subsection (b), all defined contribution plans included in a Required Aggregation Group shall be treated as one plan.

(2)	This subsection (b) shall not apply if the Plan is included in a Required Aggregation Group and the Plan enables a defined benefit plan included in the Required Aggregation Group to meet the requirements of Code Section 401(a)(4) or 410.

For purposes of this minimum contribution requirement, any Pre-Tax Contributions made on behalf of a Key Employee shall be counted as Employer contributions with respect to such Key Employee, but any Pre-Tax Contributions made on behalf of a Non-Key Employee shall not be counted as Employer contributions with respect to such Non-Key Employee.

If a Non-Key Employee participates in both a defined benefit and a defined contribution plan maintained by the Employer, the Non-Key Employee shall receive the minimum benefit from the defined benefit plan. If the Employer maintains more than one defined contribution plan, any required Minimum Top-Heavy Contribution shall first be made under the Plan.

IN WITNESS WHEREOF, the Company has cause this amendment and restatement of the Plan to be Executed by its duly authorized officer as of this 22nd day of December, 2009.

SOUTHWESTERN ENERGY COMPANY

By:	/s/ Jenny McCauley

Its:	Senior Vice President - Human Resources

By:	Jenny McCauley

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